Exhibit 99.1
Petroflax S.A.
Financial Statements as of December 31, 2006
and for the Year Then Ended

Petroflax S.A.
Financial Statements as of December 31, 2006
and for the Year Then Ended (Unaudited)

Page
Financial Statements
Balance Sheet as of December 31, 2006 (Unaudited)	3
Income Statement for the Year Ended December 31, 2006 (Unaudited)	4
Statement of Shareholders’ Equity (Unaudited)	5
Statement of Cash Flows (Unaudited)	6

Notes to Financial Statements (Unaudited)	7-13

Petroflax S.A.
Balance Sheet as of December 31, 2006 (Unaudited)
(amounts in USD, except share data)

Current Assets
Cash & equivalents	$415,503
Accounts receivable, net of $18,995 allowance	957,732
Inventory	717,069
Recoverable taxes	144,320
Other	210,525

Total current assets	2,445,149

Property, Plant & Equipment, net	2,795,362

Total assets	$5,240,511

Current Liabilities
Short term debt	$1,658,304
Trade accounts payable	963,643
Due to shareholder	682,560
Other	199,509

Total current liabilities	3,504,016

Non-Current Liabilities
Deferred tax liabilities	91,901
Other	94,331

Total liabilities	3,690,248

Shareholders’ Equity
Share capital, RON 50 ($19.50) par value, 20,000 shares authorized and 18,000 shares outstanding	320,616
Treasury stock	(682,560)
Retained earnings	1,510,192
Restricted retained earnings	67,336
Accumulated other comprehensive income	334,679

Total equity	1,550,263

Total liabilities & equity	$5,240,511

Petroflax S.A.
Income Statement (Unaudited)
For the Year Ended December 31, 2006
(amounts in USD)

Revenues	$8,560,880
Operating costs and expenses:
Cost of sales	6,609,975
Depreciation	159,538
Selling, general & administrative expense	376,101

Total operating costs	7,145,614

Operating income	1,415,266

Interest expense	74,380

Income before income taxes	1,340,886

Income taxes	189,029

Net income	$1,151,857

Petroflax S.A.
Statement of Shareholders’ Equity (Unaudited)
For the Year ended December 31, 2006
(amounts in USD)

					Accumulated
				Restricted	Other	Total
	Share	Treasury	Retained	Retained	Comprehensive	Shareholders’
	Capital	Stock	Earnings	Earnings	Income	Equity

January 1, 2006	$320,616	$—	$918,193	$49,269	$—	$1,288,078

Net income			1,151,857			1,151,857

Transfer to legal reserves			(18,067)	18,067		—

Dividends			(541,791)			(541,791)

Repurchase of stock		(682,560)				(682,560)

Translation	—	—			334,679	334,679

December 31, 2006	$320,616	$(682,560)	$1,510,192	$67,336	$334,679	$1,550,263

Petroflax S.A.
Statement of Cash Flows (Unaudited)
For the Year ended December 31, 2006
(amounts in USD)

Operating activities
Net income	$1,151,857
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation expense	159,538
Asset write-offs	55,521
Gain/loss on disposal of property, plant & equipment	40,199
Deferred tax	(5,352)
Changes in operating assets and liabilities:
Accounts receivable	(174,357)
Inventory	(37,395)
Other current assets	(121,969)
Trade accounts payable	347,137
Other liabilities	54,562
Other non-current liabilities	42,974
Other	(39,236)

Cash provided by operating activities	$1,473,479

Investing activities
Cash paid for property, plant & equipment	(1,719,164)
Proceeds from disposals	107,323

Cash used in investing activities	$(1,611,841)

Financing activities
Payment of dividends	(541,791)
Bank borrowings	906,243
Payments of debt	(56,632)
Payments on shareholder loans	(62,547)

Cash provided by financing activities	$245,273

Effect of exchange rates on cash & equivalents	62,889

Change in cash	$169,800
Cash & equivalents, January 1, 2006	245,703

Cash & equivalents, December 31, 2006	$415,503

Cash paid for interest	$71,753

Petroflax S.A.
Notes to Financial Statements (Unaudited)
(amounts in USD)
1. DESCRIPTION OF THE BUSINESS
Established in 1994, Petroflax S.A. (“Petroflax” or the “Company”) is a joint-stock company with 100% Romanian capital. The Company’s primary operations are located in Peatra Neamt, Romania.
The Company principally manufactures rolls and sheets of foil and expanded polyethylene-based products, which are used as construction applications, sports and leisure products, and wrapping materials.
Approximately 50% of the Company’s sales are generated outside of Romania.
The Company maintains the books in new Romanian Lei (RON) according to Romanian accounting standards. For US GAAP, reconciliation was made from the statutory accounting, starting with January 1, 2006.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.
Revenue Recognition
The Company recognizes revenue when the risks and rewards of ownership have transferred to the customer, which generally occurs when products are shipped. In arriving at net sales, the Company estimates the amount of deductions from revenues that are likely to be earned or taken by customers, such as rebates or discounts, and records such estimates as revenue is recorded.
Freight
The Company records amounts billed to customers for shipping and handling as sales, and records shipping and handling expense as cost of sales.

Currency Translation
The functional currency of Petroflax is Romanian Lei. The financial statements and notes to the financial statements as presented herein have been translated to United States dollars using the end-of-period exchange rate for assets and liabilities and the period’s average exchange rate for revenue and expense components, with any resulting translation adjustments included in shareholders’ equity as the only component of accumulated other comprehensive income. Foreign currency transaction gains and losses resulting from transactions executed in currencies other than the Company’s functional currency are included in the results of operations.
Cash and Cash Equivalents
The Company defines cash and cash equivalents as checking accounts, money-market accounts, certificates of deposit and treasury notes having an original maturity date of 90 days or less when purchased.
Accounts Receivable
Trade accounts receivable are classified as current assets and are reported net of allowances for doubtful accounts. Petroflax reserves for amounts deemed to be uncollectible based on a number of factors, including historical trends and specific customer liquidity. The determination of the amount of allowance for doubtful accounts is subject to significant judgment and estimation by management. If circumstances change or economic conditions deteriorate or improve, the allowance for doubtful accounts could increase or decrease.
Inventories
Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.
Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the remaining estimated useful lives of assets. Remaining useful lives range from 14 to 24 years for buildings and improvements and from 1 to 12 years for machinery and equipment. Depreciation expense totaled $159,538 for the year ended December 31, 2006.
Minor repairs and maintenance that do not extend the assets original useful lives are expensed as incurred.
Impairment of Long Lived Assets
The Company periodically evaluates the carrying values and estimated useful lives of long-lived assets whenever events or changes in circumstances indicate that the carrying value of the related asset may not be recoverable. Petroflax uses estimates of undiscounted cash flows from long-lived assets to determine whether the book value of such an assets is recoverable over the assets’ remaining useful lives. If the asset is determined to be impaired, the impairment is measured by the amount by which the carrying value of the asset exceeds its fair value.

Income Taxes
The Company utilizes the asset and liability method of accounting for income taxes, which requires that deferred tax assets and liabilities be recorded to reflect the future tax consequences of temporary differences between the book and tax basis of various assets and liabilities. A valuation allowance is established to offset any deferred tax assets if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.
3. INVENTORIES
The major components of inventories as of December 31, 2006 are as follows:

Finished goods	$152,487
Raw materials	541,111
Other	23,471

$717,069

4. PROPERTY, PLANT & EQUIPMENT
Property, plant and equipment at December 31, 2006 consists of the following:

Land, buildings and improvements	$1,362,336
Machinery and equipment	1,823,903
Other, including construction-in-progress	154,411

3,340,650
Less: Accumulated depreciation	(545,288)

$2,795,362

5. DEBT
The Company’s debt as of December 31, 2006 consists of the following:

OTP Bank	$820,802
BRD-Groupe Societe Generale	763,687
Credit Europe Bank	44,230
Other	29,585

Total debt	$1,658,304

In October 2006, the Company entered into a long term loan agreement with OTP Bank to fund the purchase of land and buildings. The loan bears interest at LIBOR (CHF) + 2.7% per annum and has required equal monthly payments of approximately $8,000 through its maturity date of October 2016. Both extruder lines and the land in 31, Petro Morvila were pledged as security. Interest expense on this debt was approximately $6,862 for the year ended December 31, 2006.
The Company has a credit facility with BRD-Groupe Societe Generale. The maximum borrowings under the facility total 2.2 million new Romanian Lei and 100,000 Euro. This credit facility has a maturity date of November 11, 2007 and bears interest at BUBOR 1m +1.5% for the Leu borrowings, and EURIBOR 1m + 2.5% for the Euro borrowings. Interest expense on this debt was approximately $5,660 for the year ended December 31, 2006.
Alpha Bank has granted a loan facility to the Company amounting to RON 2,059,267 ($803,184), which was not used as of December 31, 2006. The Company has mortgaged a plot of land located in Piatra Neamt, 1, Dumbravei street in favor of Alpha Bank Romania as security.
The Company’s debt instruments are subject to various covenants the Company is required to comply with. As of December 31, 2006 the Company had not complied with certain of these covenants. Breach of such covenants may expose the Company to penalties and interest, or in some cases cause the debt to be callable by the banks. As a result, all debt has been classified as current. These covenant violations did not cause the debt to be called and all debt was settled in connection with the sale of the Company in July 2007 (see footnote 9).

6. INCOME TAXES
Components of the Company’s income tax expense for the year ended December 31, 2006 are as follows:

Current tax expense	$207,589
Deferred tax benefit	(18,560)

Income tax expense	$189,029

Deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement basis and tax basis of assets and liabilities using enacted tax rates applicable to future years. The Company’s net deferred tax assets and liabilities are as follows:

Current deferred tax assets
Inventory revaluation	$(3,755)
Bad debt reserve	5,101
Rebates	14,143
Other liabilities	8,878

$24,367

Non-current deferred tax liabilities
Fixed assets	$138,471
Revaluation reserves	(231,173)
Intangible assets	801

$(91,901)

These deferred tax assets and liabilities are classified in the balance sheet based on the balance sheet classification of the related underlying assets and liabilities.

Reconciliation of the difference between the effective rate of tax expense and the statutory rate is as follows:

Statutory Rate	16.00%
Sponsorship Deduction	-1.89%
Other	-0.01%

Net Tax Expense	14.10%

7. RELATED PARTIES
As of December 31, 2006, the Company has $682,560 payable to a shareholder for the repurchase of his shares by the Company.
During the year ended December 31, 2006, the Company had purchases from related parties, primarily parties under common ownership, for transportation services, vehicle rentals, inventory and sales promotion. Total purchases from related parties totaled approximately $650,000. As of December 31, 2006 the Company had $28,350 payable to related parties for such activities. Such amounts are recorded as a component of trade accounts payable in the December 31, 2006 balance sheet.
8. COMMITMENTS AND CONTINGENCIES
In Romania, legislation and fiscal environment and their implementation into practice change frequently and are subject to different interpretations by various Ministries of the Government. The Romanian government has a number of agencies that are authorized to conduct audits (“controls”) of Romanian companies. These controls are similar in nature to tax audits performed by taxing authorities in many countries, but may extend not only to tax matters but to other legal or regulatory matters in which the applicable agency may be interested. In addition, the agencies conducting these controls appear to be subject to significantly less regulation than is customary in many countries.
Profit tax returns are subject to review and correction by the tax authorities for a period generally of five years subsequent to their filing.
Management believes that it has adequately provided for tax liabilities in the accompanying financial statements. However, there is a risk that various authorities can take differing positions with regard to the interpretation of these issues and the effect could be significant in relation to possible additional taxes and/or penalties.

9. SUBSEQUENT EVENTS
On July 4, 2007, Pregis GmbH acquired all of the Company’s outstanding share capital for approximately $12 million, including estimated direct costs of the acquisition. Pregis GmbH is a subsidiary of Pregis Corporation, an international manufacturer, marketer and supplier of protective packaging products and specialty packaging products.
The rubber and recycling business and certain other assets were sold or transferred and thus carved out of the Company prior to its acquisition by Pregis GmbH. In 2006, the rubber and recycling business generated sales amounting to $395,000.